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                                                                   Exhibit 10.17

ANTHEM 1998 LONG-TERM INCENTIVE PLAN

                                 PLAN DOCUMENT

                           Effective January 1, 1998
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I.    Plan Purpose

      The Anthem 1998 Long-Term Incentive Plan (the "Plan") is intended to benefit Anthem Insurance Companies, Inc. (the "Company") by increasing motivation on the part of its executive personnel who, the Company determines, materially contribute through their services to the long-term sustained profitability of the Company, by providing incentives and financial rewards. The Plan, by providing executives an opportunity to earn long-term incentive compensation based upon increases in the value of the Company, is designed to align executive interests with policyholder interests, focus on long-term strategic performance, recognize team achievement, facilitate attracting, motivating and retaining key executives of the highest caliber and provide equity opportunities to all Plan participants.

II.   Definitions

      Except as otherwise specified or as the context may otherwise require, the following terms have the meanings indicated below for the purposes of this
      Plan:

      Account Value means the bookkeeping amounts credited to an Award Account for the Performance Period.

      Approved Retirement means a Retirement that has been approved by the Committee.

      Award Account means an accounting accrual entry in the Company books in the Participant's name. A separate Award Account shall be established for each Phantom Unit grant under this Plan. The Initial Phantom Unit Value shall also be maintained for

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      each Phantom Unit grant. There is no requirement that amounts be set aside by the Company to fund the Award Account.

      Beneficiary means the person or persons, including a trustee, designated by the Participant to receive amounts under this Plan in the event of a Participant's death. To be effective, a Beneficiary designation must be filed with the Committee during the Participant's life on a form prescribed by the Committee. If no person has been designated as the Participant's Beneficiary, or if no person designated as Beneficiary survives the Participant, the Participant's estate shall be his/her "Beneficiary". A Participant may elect a separate Beneficiary for each Award Account.

      Board or Board of Directors means the Board of Directors of the Company.

      Change in Control means:

            (i) a merger or consolidation in which the Company is not the surviving entity;

            (ii) a change in a majority of the Company's Board of Directors over a twenty-four (24) month period, not taking into account directors nominated by a majority of the current directors;

            (iii) a complete liquidation of the Company; or

            (iv) sale or disposition of all or substantially all of the Company's assets of the Company.

      Code means the Internal Revenue Code of 1986 as now in effect or as amended from time to time.

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      Committee means the Compensation Committee of the Board or any other committee to which the Board has delegated the responsibilities of the Committee under the Plan.

      Company means Anthem Insurance Companies, Inc. or any successor thereto.

      Company Value means the value of the Company at a Valuation Date as determined by an independent investment banking firm or a valuation company selected by the Committee and which determination is intended to reflect as of the Valuation Date the aggregate fair market value of the continuing operations of the Company as if it were going public. The initial Company Value at December 31, 1997 was determined to be one billion and twenty-five million dollars ($1,025,000,000). Company Value shall be determined by the independent third party selected by the Committee using the methodology established by the Committee in its complete and sole discretion. If there is a Change in Control of the Company and notwithstanding anything contained in this Section to the contrary, the Committee, in its complete and sole discretion, may elect to use the value of the Company determined under the Change in Control for purposes of determining Company Value in lieu of the valuation conducted by the designated third party.

      Declared Rate means, for a calendar year, an interest rate equal to the rate on Five-Year Treasury Notes on the last business day of the immediately preceding calendar year, plus three hundred basis points.

      Disability means disability according to the terms of the Anthem Group Long-term Disability Plan as may be applicable from time to time to the particular Participant.

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      ERISA means the Employee Retirement Income Security Act of 1974 as now in
      effect or as amended from time to time.

      Initial Phantom Unit Value means the Phantom Unit Value of a Phantom Unit as of the date of grant and shall be determined separately as of each date Phantom Units are granted. Phantom units granted as of January 1, 1998 shall have an Initial Phantom Unit Value equal to $100. Phantom Units granted after January 1, 1998 shall have an Initial Phantom Unit Value equal to the Phantom Unit Value as of the nearest Valuation Date. New Hire means a new executive employee of the Company who is approved by the Committee to participate in the Plan.

      Participant means an eligible Company or Subsidiary executive selected for participation in the Plan in accordance with the procedures set forth in
      Section III. A Participant's participation shall cease when all Plan Payments have been made to such Participant.

      Performance Period means January 1, 1998 - December 31, 2000.

      Phantom Unit means a unit of measurement intended to reflect a percentage of the Company Value. Except as specifically provided in this Plan, a Phantom Unit shall not provide its holder with any rights with respect to assets or ownership of the Company.

      Phantom Unit Value means the value of Phantom Units as of any Valuation Date and shall be equal to the product of $100 and a fraction, the numerator of which is the Company Value at the Valuation Date and the denominator of which is $1,025,000,000.

      Plan means this Anthem 1998 Long-Term Incentive Plan as set forth herein.

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      Plan Payments means the amount or amounts to be paid to a Participant as a consequence of the operation of the Plan.

      Retirement means retirement according to the terms of the Anthem 401(k) Long-Term Savings Investment Plan, as now in effect or as amended from time to time.

      Subsidiary means any corporation designated as such by the Committee, which corporation is at least partially owned by the Company or by any Subsidiary (as so defined) of the Company.

      Termination for Cause means a determination by the Chief Executive Officer of the Company that the Executive (i) has been convicted of a felony, (ii) has engaged in an activity which, if proven in a criminal proceeding, could result in conviction of a felony involving dishonesty or fraud, or
      (iii) has willfully engaged in gross misconduct likely to be materially damaging or materially detrimental to the Company or a Subsidiary. Any determination regarding a Termination for Cause of the Chief Executive Officer of the Company shall be made by the Committee.

      Valuation Date means December 31, 1997, December 31, 1998, December 31, 1999 and December 31, 2000; provided, however, that the Committee, in its sole discretion, may elect to defer a December 31 Valuation Date to the immediately following June 30 to the extent it determines that the Company valuation may be adversely affected at a December 31 by reason of a downturn in the stock market due to broad economic factors or as a result of managed care industry specific issues. In addition, if there is a Change in Control, the Committee shall cause there to be completed a final valuation of the Company as of the date of the Change in Control and which date shall be the final Valuation Date.

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      Vesting means the nonforfeitable right to payment of Plan benefits, other than in the event of Termination for Cause.

III.  Eligibility and Participation

      Plan eligibility is limited to executives of the Company or a Subsidiary having the opportunity to significantly affect the long-term operating success of the Company who are approved for participation by the Committee in its complete and sole discretion. In general, the group considered for participation will be the key executives of the Company or of any of the Subsidiaries, including their officers. Participants who are approved by the Committee will be notified of their eligibility in writing.

IV.   Awards under the Plan

      The Committee may award Phantom Units to the Participants who, in the opinion of the Committee, are in a position to make a significant contribution to the long-term success of the Company. Each Phantom Unit grant to a Participant shall be credited to an Award Account established for such Participant for purposes of determining the amount of payout under this Plan. The Committee shall cause to be maintained for each Award Account the Initial Phantom Unit Value for the grant credited to the Award Account.

      Phantom Units may be granted at any time during the Performance Period by the Committee in its sole discretion.

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      Promotions and New Hires: Executives hired or promoted into positions eligible for Plan participation may receive as a grant of Phantom Units at any time during a Performance Period if the Committee so determines in its complete and sole discretion.

V.    Establishment of Accounts

      The Committee shall establish, or cause to be established, an Award Account for each Participant for each Phantom Unit grant made to the Participant. Account Values credited to Participant Award Accounts shall be an accounting accrual in the name of the Participant in the Company's books and shall not be required to be funded.

VI.   Interest on Award Accounts

      At such time Phantom Units are converted into an equivalent dollar amount under Section IX, interest shall be credited to Award Accounts of active Participants during each calendar year at the Declared Rate in effect for such calendar year. Interest shall be compounded annually and shall continue to be accrued through the date established from time to time by the Company which date precedes the date of distribution of the Award Account and provides the Company adequate time to effect the distribution and which date shall under no circumstances be more than ninety (90) calendar days before the applicable distribution date.

VII.  Initial Public Offering Stock Option Conversion

      After the date on which a Participant's Award Account is converted into dollars under Article IX and subject to approval by the Committee, a Participant may request that, in lieu of interest credits under Article VI, all or a portion of his or her Award Account

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      receive gains and losses as if that portion had been invested in stock of the Company or one or more of its Subsidiaries upon or after an initial public offering. The Company shall have no obligation to acquire or hold any shares that may be designated by a Participant and any stock acquired or held by the Company in connection with a Participant's designation shall be held solely in the name of the Company and shall be assets of the Company subject to the claims of the Company's general creditors and no Participant may exercise voting or similar rights with respect to any such shares. The Company may, in its sole discretion, permit a Participant to elect to receive payment of a portion of the balance of his Account Value in stock of the Company or one or more of its Subsidiaries. A Participant shall have no right under this Section VII or any other Section of this Plan to demand that his Account Value be invested or paid in such stock. Such election, if available, shall be made in accordance with rules established by the Company.

      If the initial public offering occurs before the Phantom Units are converted into dollars under Article IX, the Board may, but is not required to, elect to change the manner in which the value of the Phantom Units and Company Value is determined consistent with the value of the Company as determined at the time of the initial public offering.

VIII. Payment of Awards

      Payment Deferral Options: Participants who are active employees of the Company as of December 31, 2000 shall be entitled to receive payment of their vested Account Values according to their choice among the following options:

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            (i)   A lump sum equal to vested Account Values paid as soon as
                  practicable after the Vesting of each Award Account or, if later, the Valuation Date as of which the Award Account is converted into a cash equivalent.

            (ii) Five equal annual installments with the first installment beginning as soon as practicable after Vesting of each Award Account or, if later, after the Valuation Date as of which the Award Account is converted into a cash equivalent.

            (iii) Lump sum paid at Retirement.

            (iv) Five annual installments, with the first installment beginning on the first day of the Participant's Retirement.

            (v) Payments in two calendar years (not necessarily consecutive) elected by a Participant of a specified percentage (not necessarily equal percentages, but in the aggregate 100%) of his/her Award Account.

      Each Participant shall make an irrevocable election as to the desired form of payment of his or her entire Award Account as soon as practicable after the date of the Phantom Unit grant in accordance with procedures established by the Committee. If no deferral election is on file and except as otherwise provided in this Section, awards will be paid in a lump sum within ninety (90) calendar days after Vesting.

      Taxes: The Company will deduct from all Plan Payments made any and all taxes determined by the Company as required by law to be withheld from these payments. FICA taxes will be due upon Vesting. At such time, Participant's Account Values will be reduced for their taxes due.

IX.   Vesting and Dollar Conversion

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      General Rules: Except as set forth below, a Participant shall be entitled to Account Values credited to his or her Award Account during the Performance Period if the Participant is still employed by the Company or a Subsidiary on December 31, 2000.

      Exceptions: Exceptions to the General Rules shall be made in the cases of Approved Retirement, Disability, Death, Termination for Cause, and Change in Control as described below. The Committee or the Chief Executive Officer of the Company may also, in its or his sole discretion, permit other exceptions to this rule.

      Approved Retirement: If a Participant meets the requirements for Retirement or Approved Retirement, his/her total Award Account will be paid in accordance with his/her distribution election.

      Disability or Death: In the event a Participant becomes disabled or dies and notwithstanding any Participant distribution election to the contrary, his/her total Award Account will be distributed within ninety (90) days to the Participant or the Participant's designated Beneficiary, respectively.

      Termination Without Cause: If a Participant's employment is terminated but it is not a Termination for Cause and notwithstanding any Participant distribution election to the contrary, the Participant shall be entitled to a lump sum payment of his/her Award Accounts that have met the requirements for Vesting. The lump sum payment shall be made as soon as practicable after the Participant's termination of employment or, if earlier, the date on which distributions are required to commence pursuant to the Participant's distribution election; provided, however, that if installment payments have commenced at the date on which the Participant's employment is terminated, installment payments shall continue in accordance with the Participant's distribution election.

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      Termination for Cause: All Account Values of a Participant (whether or not he or she has met the Vesting requirements) shall be forfeited if the Participant incurs a Termination for Cause.

      Change in Control: All Account Values shall vest immediately upon a Change in Control. Payment shall be made as soon as practicable following the Change in Control in a single lump sum.

      Conversion into Dollars: Upon the Vesting of an Award Account, it shall be converted into a dollar equivalent as of the Valuation Date nearest to the Vesting date. For example, if the Award Account becomes vested on March 1, 2001, the conversion into a dollar equivalent shall be based on the December 31, 2000 Valuation Date. If the Vesting of an Award Account occurs as of July 15, 1999, the conversion shall be based on the December 31, 1999 Valuation Date. For purposes of both examples, it is assumed that there were no special Valuation Dates. Interest shall be credited in accordance with Section VI beginning on the conversion date.

      Amount of Conversion: The amount to be credited to a Participant's Award Account for each Phantom Unit at the date it is converted into a dollar equivalent shall be equal to the amount, if any, by which the Phantom Unit Value at the Valuation Date coinciding with the conversion date exceeds the Initial Phantom Unit Value applicable for such Award Account.

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X.    Administration

      The Committee is authorized and empowered to administer the Plan; interpret, and make binding determinations under, the Plan; prescribe, amend and rescind the rules relating to the Plan; and determine rights and obligations of the Participants under the Plan. The Committee may delegate some or all of these responsibilities, and all other matters as it solely determines. All decisions of the Committee shall be final and binding upon the Company, its shareholders and Participants.

      The Committee shall make all determinations as to the right of any person to a benefit. Any denial by the Committee of a claim for benefits under this Plan by a Participant or by any deceased Participant's Beneficiary shall be stated in writing by the Committee, or its designate, and delivered or mailed within ninety (90) calendar days to the Participant or to such deceased Participant's Beneficiary.

XI.   Additional Provisions

      No Effect on Employee Benefits. No award under the Plan shall be taken into account for determining a Participant's compensation for purposes of any group life insurance or other employee benefit plan, including, but not limited to, the Anthem Cash Balance Pension Plan, the Anthem Group 401(k) Long-Term Savings Plan, the Anthem Flexible Benefit Plan, and the Anthem Long-Term Disability Plan.

      No Contract or Guarantee of Continued Employment. Nothing contained in this Plan nor any action taken under the Plan shall be construed as a contract of employment or as giving any Participant any right to be retained in employment with the Company or any Subsidiary.

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      No Guarantee of Plan Payments. Eligibility to participate in this Plan does not guarantee the payment of Plan Payments. Participants who have accrued rights to Plan Payments shall be unsecured and general creditors of the Company and shall not have any superseding interest in the income or assets of the Company except as provided by law. The Company has no obligation to fund the Award Accounts.

      Assignment and Transfers. With the exception of transfer by will or by the laws of descent and distribution, rights under the Plan and Account Values may not be transferred or assigned. No such rights or values may be subject to any encumbrance, pledge, or charge of any kind, except that a Participant may designate a Beneficiary in accordance with procedures established by the Committee.

      Waiver or Breach. The Company's waiver of any Plan provision shall not operate or be construed as a waiver of any subsequent breach by the Participant or an agreement to grant a waiver with respect to a subsequent breach.

      Indemnification. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on such member's behalf in his or her capacity as a member of the Committee for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company or any Subsidiary to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.

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      Notices. Any notice or filing required or permitted to be given to the
      Committee or Company under the Plan shall be sufficient if it is in writing and hand delivered, or sent by registered or certified mail, to the Company at the principal office of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Participant shall be delivered personally or mailed to the Participant at his or her address appearing in the records of the Company. The address of any party may be changed at any time by written notice to the other party given in accordance with this provision.

      Disclaimer. The Company makes no representations as to the value or future value of any shares awarded pursuant to the Plan, or as to any intention or design of the Company with respect to any Subsidiary.

XII.  Governing Law

      The Plan shall be construed, administered and governed in all respects under and by the applicable internal laws of the State of Indiana, without giving effect to the principles of conflict of law thereof.

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XIII. Relationship

      Notwithstanding any other provision of this Plan, this Plan and action taken pursuant to it shall not be deemed or construed to establish a trust or fiduciary relationship of any kind between or among the Company, any Subsidiary, Participants, or any other persons. The Plan is intended to be unfunded for purposes of the Code and ERISA. The right of Participants to amounts credited to their Award Accounts is strictly a contractual right of payment, and this Plan does not grant nor shall it be deemed to grant Participants or any other persons any interest in or right to any of the funds, property, or assets of the Company or any Subsidiary, other than as an unsecured general creditor of the Company or any Subsidiary.

XIV.  Plan Amendment and Termination

      The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time, provided that no change to the plan be made, unless required by law, that adversely affects a previously credited Account Value.

      IN WITNESS WHEREOF, the Company has executed this Plan to be effective January 1, 1998.

                                            By:     /s/ L. Ben Lytle
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                                            Title:  Chairman, President & CEO
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